Exhibit 10.2

FIRST AMENDMENT TO THE

SUBORDINATED UNSECURED PROMISSORY NOTE

THIS FIRST AMENDMENT TO THE SUBORDINATED UNSECURED PROMISSORY NOTE (this “First Amendment”), dated July 16, 2025 by and between Flux Power Holdings, Inc., a Nevada corporation (“Borrower”), and Cleveland Capital, L.P. (“Holder”). Holder and Borrower, each a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, the Borrower and the Holder entered into that certain Credit Facility Agreement dated November 2, 2023 (as amended, the “Credit Facility Agreement”), pursuant to which the Holder provided a credit facility to the Company in the amount of up to Two Million Dollars ($2,000,000) (the “Credit Facility”) pursuant to the terms and conditions of the Credit Facility Agreement.

WHEREAS, in connection with the Credit Facility, the Borrower issued a certain Subordinated Unsecured Promissory Note dated November 2, 2023(the “Original Note”).

WHEREAS, Holder agreed to make the Credit Facility available to the Company until the “Due Date” which is defined in the Original Note as August 15, 2025, and the entire principal amount and all unpaid accrued interest on the aggregate unpaid principal amount of advances under the Credit Facility are due and payable on August 15, 2025.

WHEREAS, the Parties desire to amend the Original Note to change the Due Date from “August 15, 2025” to “September 30, 2025.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Maturity Date. The first paragraph of the Original Note is hereby deleted in its entirety and shall be amended to read in its entirety as follows:

“Pursuant to the terms of the Credit Facility Agreement (“Credit Facility”), by and between Flux Power Holdings, Inc., a Nevada corporation (the “Company”) and Cleveland Capital, L.P. (the “Lender”) dated as of the date hereof, the Company HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of the Lender, the aggregate unpaid principal amount of all advances (the “Advances”) made by the Lender to the Company under the terms of this Subordinated Unsecured Promissory Note (the “Note”), up to a maximum principal amount of Two Million Dollars ($2,000,000) (“Commitment Amount”). The Company shall also pay interest on the aggregate unpaid principal amount of such Advances at the rates and in accordance with the terms of this Note. Subject to the subordination provisions, the entire principal amount and all and unpaid accrued interest shall be due and payable on September 30, 2025 (the “Due Date”). All payments under this Note shall be made only in lawful money of the United States of America, at such place as the Lender hereof may designate in writing from time to time. Payment shall be credited first to the accrued interest then due and payable and the remainder to principal.”

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2. Miscellaneous.

2.1 Except as expressly amended and modified by this First Amendment, the Original Note is and shall continue to be in full force and effect in accordance with the terms thereof.

2.2 This First Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

2.3 The First Amendment shall be construed in accordance and governed by the internal laws of the State of California.

2.4 The headings contained in this First Amendment are for ease of reference only and shall not be considered in construing this First Amendment.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by its authorized representative as of the date set forth above.

BORROWER:

Flux Power Holdings, Inc.,
a Nevada corporation

/s/ Krishna Vanka
Krishna Vanka, Chief Executive Officer

HOLDER:

Cleveland Capital, L.P.

By:	/s/ Wade Massad
Wade Massad, Co-Managing Member, GP

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